Exhibit 10.6

TENANCY AGREEMENT

Landlord:	Foshan Lingbofeng Trading Co., Ltd. (“Party A”)

Registered Address:	Room 1-605B, 6th Floor, Main Building, Xiabei Comprehensive Building, C Era Nanhai Internet Industrial Park, No. 1 Baoshi West Road, Guicheng Street, Nanhai District, Foshan City

Business License Number:	914406053247240646

Legal Representative:	Pan Zhaohua

Contact Telephone:	0757-81857962

Tenant:	Foshan Yixi Intelligent Technology Company Limited (“Party B”)

Registered Address:	No. 275, Building 16, Metropolitan Classic Plaza, Hefeng Road, Hefeng Community, Jun’an Town, Shunde District, Foshan City, Guangdong Province

Business License Number:	91440606MACU8NUN1P

Legal Representative:	Yuk Chun Cathy Wong

Contact Telephone:	13828831754

Both Party A and Party B, regarding the leasing of the property, have reached a consensus through negotiation and hereby enter into this agreement to be jointly observed and adhered to.

1	Leased Property

1.1	Party A shall lease to Party B for use of one unit located at Flat 1-605A, 6/F, Main Building, Xiabei Comprehensive Building, C Age Nanhai Internet Industrial Park, No. 1 Baoshi West Road, Guicheng Street, Nanhai District, Foshan, Guangdong Province, China (the “Property”).

1.2	The gross floor area of the Property (including the shared common area) is 90.00 square meters.

1.3	Party B has fully understood the current condition, leased area, location, surrounding environment, and ownership status of the Property, agrees to accept the Property in its current state, and will lease it accordingly. After signing this agreement, Party B shall have no further objections regarding these matters.

2	Use of the Property

2.1	The designated use of the Property is primarily as an office space. During the lease term, Party B shall not change the use of the Property without Party A’s consent; otherwise, it shall be deemed a breach of contract.

2.2	The tenant’s name is designated as Foshan Yixi Wisdom Technology Co., Ltd., with the scope of business subject to the registration details in the business license. During the lease term, Party B may change its company name with the approval of the relevant industrial and commercial authorities.

3	Lease Term

3.1	The lease term of the Property (including the renovation period) shall commence on November 1, 2023 (start date) and end on October 31, 2025 (end date).

4	Rent

4.1	The monthly rent for the Property during the lease term:

4.1.1	From November 1, 2023, to October 31, 2025, the monthly rent shall be RMB14,000.00 (¥14,000.00/month).

4.2	This rent amount includes the rent invoice but excludes other property-related fees (such as property management service fees, electricity fees, water fees, and shared utility costs for common areas).

4.3	Invoices shall be issued only in the name of the company or legal representative signing this agreement with Party A and shall not be issued to any third party other than Party B, the contracting party, or the legal representative.

4.4	The rent for the Property shall commence from November 1, 2023. The first month’s rent shall be paid within 3 working days after the signing of this agreement. If Party B delays payment of the initial rent, Party A may postpone the delivery of the Property for use, and the rent-free period shall not be extended as per the agreed time limit.

4.5	Rent payment method: The Property rent shall be settled monthly on a “pay rent in advance, then use” basis. Party B shall pay the monthly rent to Party A before the 10th day of each month (no extension for holidays). Party A shall issue a formal, legal, and valid rent invoice to Party B within the same month after receiving each rent payment from Party B.

4.6	Rent payment methods: Party B may choose one of the following two methods:

4.6.1	Cash;

4.6.2	Bank transfer:

●	Company Name: Foshan Lingbofeng Trading Co., Ltd.
●	Bank:
●	Account Number:

5	Other Fees

5.1	Water and electricity fees incurred within the Property shall be borne by Party B, calculated based on actual usage plus a loss allowance, and collected uniformly by Party A. Party B shall pay the previous month’s water and electricity fees to Party A before the 10th of each month (no extension for holidays).

5.2	Water and electricity fees for common areas outside the Property shall be shared among all building users, calculated based on actual usage plus a loss allowance, and collected uniformly by Party A. Party B shall pay the previous month’s water and electricity fees for common areas to Party A before the 10th day of each month (no extension for holidays).

5.3	Party B shall be responsible for handling all registration procedures (e.g., industrial and commercial, tax, and telecommunications) required for its operations, and all related costs shall be borne by Party B.

5.4	Administrative fees, taxes, and other costs arising from Party B’s operations shall be borne by Party B, who shall also assume corresponding legal liabilities.

6	Deposit

6.1	As a guarantee for the performance of this agreement, Party B shall pay Party A an one-time deposit amounting to RMB 14,000.00 (¥14,000.00) within fifteen days from the date of signing this agreement. During the lease term, the deposit shall not be used to offset the Property’s rent, property management service fees, or any other outstanding amounts.

6.2	Upon expiration of the lease term, provided Party B has not breached this agreement, its attachments, supplementary agreements, or relevant building management regulations, and has completed the deregistration of the Property’s industrial and commercial address, submitted valid deregistration proof, finalized the Property’s exit procedures, and settled all outstanding fees, Party A shall refund the deposit to Party B without interest. If Party B’s breach of this agreement results in liquidated damages, Party A shall deduct the relevant amount from the deposit and refund the remaining balance without interest. If Party B vacates the Property before the lease term expires, it shall be deemed a breach, and the deposit will not be refunded.

6.3	Party B shall pay the rent for November 1, 2023, to November 31, 2023 (¥14,000.00) to Party A within fifteen days from the date of signing this agreement.

7	Rights and Obligations of Party A

7.1	Party A shall deliver the Property to Party B for use on the lease commencement date as per the terms outlined in Attachment I (“Delivery Standards”).

7.2	If the ownership of the Property changes, but such change does not affect the performance of this agreement, Party A shall notify Party B and ensure the new owner confirms the fulfillment of the lease terms signed between Party A and Party B.

7.3	Upon expiration of the lease term, Party A has the right to decide whether to renew the lease with Party B. If Party A decides not to renew, it shall notify Party B in writing 15 days in advance. Party A may reclaim the Property within 3 days following the lease termination date at the latest. If Party B fails to return the Property on time, Party A may, from the day following the lease termination, stop supplying electricity, air conditioning, and other utilities to the Property and take necessary measures to prevent continued use by Party B. If Party B does not renew the lease upon expiration and refuses to vacate or leaves items behind, it shall be deemed that Party B has abandoned ownership of such items, and Party A may dispose of or clear them unilaterally. Party A may charge Party B a daily occupancy fee at twice the current rent level, with any resulting losses borne by Party B.

7.4	Party A shall not be liable for any property damage or personal injury caused by the closure of water, electricity, or telecommunications facilities due to reasons beyond Party A’s control.

7.5	After notifying Party B, Party A may enter the Property to perform necessary repairs. In cases of emergencies (e.g., fire, theft alarm, burst pipes, water seepage), Party A may enter the Property to handle the situation without assuming any liability.

7.6	Upon termination of this agreement or expiration of the lease term, if Party B leaves items in the Property, it shall be deemed that Party B has abandoned ownership of such items. Party A may unilaterally remove, dispose of, or clear these items. Party A may charge Party B a daily occupancy fee at twice the current rent level, with any resulting losses and costs (e.g., moving fees) borne by Party B. This provision also applies to the handling of equipment, facilities, and leftover items upon termination.

8	Rights and Obligations of Party B

8.1	Party B shall pay all relevant fees on time and in full as per this agreement.

8.2	Party B shall be liable for compensation if its actions cause damage or injury to Party A or others.

8.3	Party B shall be responsible for the maintenance and repair of all facilities and equipment within its leased area (including but not limited to lighting and air conditioning equipment).

8.4	Party B shall comply with the building’s management regulations, cooperate with the property management company, and ensure that its operating personnel, employees, visitors, and clients adhere to this agreement and related regulations. Party B shall not engage in or allow others to conduct illegal activities or actions that harm Party A’s reputation or interests within or around the leased premises, and shall maintain cleanliness and care for the leased area and public facilities.

8.5	Party B shall independently purchase insurance for its employees and property and take proper custody of valuable items. In case of theft, Party A and the management company shall only assist with reporting and investigation, with any losses borne by Party B.

8.6	Within three months of taking possession, Party B shall independently obtain all required licenses and certificates (e.g., business license, tax registration) as stipulated by government authorities, with all costs borne by Party B. Party B shall deregister the industrial and commercial registration at the Property before the termination. If the deregistration is not completed by the termination date, Party B shall pay a deposit to Party A (¥10,000 per industrial registration unit, and so forth), which will be refunded without interest upon submission of valid deregistration proof.

8.7	If Party B needs to install internet, telephone, or other communication lines within the Property, it shall handle the installation procedures with relevant departments and bear all related costs. Upon termination, Party B shall relocate or cancel the lines (numbers) and submit proof of relocation or cancellation to Party A and the management company. When selecting communication lines (services), Party B must choose from the building’s existing operators; if a new operator is selected, all resulting costs (including but not limited to line installation, conduit, and equipment room rental fees) shall be borne by Party B.

8.8	If Party B intends to renew the lease, it must notify Party A 30 days before expiration of this agreement; otherwise, it shall be deemed to have waived its preemptive right to renew. Under equal conditions, Party B shall have the preemptive right to renew, but Party A may reclaim the Property for other arrangements if not notified.

8.9	During the lease term, Party B shall operate legally, pay taxes as required, and refrain from any activities involving “prostitution, gambling, or drugs” or violating national laws and regulations. Before termination, Party B must settle all outstanding taxes and employee wages owed to the state. If Party B’s actions cause Party A to assume liability or advance payments, such amounts shall be treated as debts owed by Party B.

9	Breach of Contract

9.1	If Party A fails to deliver the Property to Party B by the lease commencement date, Party A shall pay Party B liquidated damages for the delay. The liquidated damages shall be calculated based on the number of delayed days, equivalent to twice the interest rate of a current bank deposit for the total amount paid by Party B to Party A. If the delay exceeds 6 months, Party B may unilaterally terminate this agreement, and Party A shall refund the deposit and pay liquidated damages equal to the deposit amount. However, this clause shall not apply if Party B is in breach.

9.2	If Party B delays payment of rent, water fees, electricity fees, or other related fees beyond 7 days (including the 7th day), a late fee of 0.1% of the overdue amount shall be payable to Party A for each additional day. If the delay exceeds 15 days, Party A may terminate this agreement, forfeit the deposit, and reclaim the Property. If Party B breaches other obligations causing loss to Party A, Party B shall compensate Party A for the full loss. If Party B persistently fails to pay fees, locks the unit, or fails to deregister the industrial registration, preventing Party A from reclaiming the Property, Party B shall bear all resulting costs and breach liabilities. Party A may pursue Party B’s liability through the Guangzhou Arbitration Commission in China.

9.3	If Party B violates any clause of this agreement, its attachments, supplementary agreements (including obligations to the management company), or building management regulations, Party A and the management company may require Party B to rectify the breach. If Party B fails to cooperate with the management company’s rectification plan, Party A may unilaterally suspend all utility supplies to the Property and restrict Party B’s use.

9.4	If Party B’s operations lead to its debtors, employees, or others blockading the Property, demand Party A assume liability, or result in government or management authorities holding Party A responsible, or if other actions by Party B render this agreement unperformable, it shall be deemed a breach by Party B. Party A may claim all losses and related liabilities from Party B.

9.5	If Party B fails to pay liquidated damages or compensation as stipulated, Party A may retain Party B’s equipment or property within the Property as collateral.

9.6	If, within three days after expiration or early termination of this agreement, Party B fails to remove all or part of its property, equipment, or items from the Property, such items shall be deemed abandoned. Party A (or its authorized agent) may take all necessary measures to reclaim the Property, including sealing it, cutting off water and electricity, removing, and disposing of Party B’s unremoved property, equipment, or items.

10	Exemption Clauses

10.1	If natural disasters or war (force majeure events) prevent the Property from being delivered to Party B on the lease commencement date, the start date may be postponed accordingly, but the lease termination date shall not be extended.

10.2	If natural disasters or war (force majeure events) cause the Property to be damaged or unusable for more than 6 months, either party may terminate this agreement. Upon termination, Party A shall refund the remaining balance of the deposit to Party B after settling outstanding fees, without interest, and neither party shall pursue liability or seek additional compensation.

10.3	If the Property is subject to government expropriation or demolition, Party A shall notify Party B in writing within 10 days of becoming aware to allow Party B to make operational arrangements. All relocation compensation for the Property’s demolition shall belong to Party B, and Party A shall act on Party B’s behalf in negotiations with the government. This shall not constitute a breach by Party A, and both parties shall settle rent payments as per this agreement. Party B may choose to terminate this agreement early.

10.4	Upon lease expiration or termination due to Party B’s actions, all renovations shall become the property of Party A without compensation, and Party A shall not require Party B to restore the original state.

11	Other Agreements

11.1	The invalidity of any clause in this agreement shall not affect the validity of its other parts.

11.2	Upon the effective date of this agreement, all prior oral or written agreements, memoranda of understanding, or commitments between Party A and Party B regarding the standard content of this agreement and its attachments shall be null and void, with this agreement’s content prevailing.

11.3	Any disputes arising from the performance of this agreement and its components shall be resolved through negotiation. If negotiation fails, either party may file a lawsuit with the people’s court at the location of the Property.

11.4	During the performance of this agreement, any addition, reduction, or modification to its content must be agreed upon by both parties through negotiation and formalized in a supplementary agreement to take effect. This agreement, its attachments, and supplementary agreements are integral and possess equal legal effect; handwritten text in blank spaces shall have the same legal effect as printed text.

11.5	This agreement shall take effect upon signing and sealing by both Party A and Party B.

11.6	This agreement consists of 11 pages, prepared in two original copies, with each party holding one copy, both having equal legal effect.

11.7	This agreement shall take effect upon signing or sealing by both Party A and Party B.

SIGNED BY

Party A (Seal):

/s/ Foshan Lingbofeng Trading Co., Ltd.

Representative:

/s/ Pan Zhaohua

SIGNED BY

Party B (Seal):

/s/ Foshan Yixi Intelligent Technology Company Limited

Representative:

/s/ Yuk Chun Cathy Wong

October 13, 2023, in Nanhai District, Foshan City, Guangdong Province

Attachment I: Delivery Standards

When Party A delivers the Property to Party B for use, the Property shall be equipped with the following facilities and equipment as agreed:

Exterior Walls:	Constructed with new energy-saving and insulating walls (aerated concrete blocks), clad with high-grade exterior wall tiles and dry-hung granite stone.

Interior Walls:	Common Areas: High-grade latex paint. Leased Property Unit: ICI oil-based paint.

Flooring:	Common Areas: High-grade floor tiles. Leased Property Unit: Floor tiles.

Doors and Windows:	Exterior Windows: Standard glass aluminum alloy windows; east-facing exterior wall with insulated glass curtain walls.

Windows within the Leased Property Unit:	Standard glass aluminum alloy windows.

Door of the Leased Property Unit:	Tempered standard glass door.

Interior of the Leased Property Unit:	Partial original reinforced concrete floor sprayed black, partial grid ceiling.

Air Conditioning:	Split-type air conditioning units (to be arranged by the user), with reserved outdoor unit positions for each unit.

Fire Safety:	Each floor is equipped with a fire hydrant system and an automatic sprinkler fire suppression system; the leased property area is equipped with an automatic sprinkler fire suppression system.

Power Supply System:	Introduction of a 10kV dedicated power line, installation of one 1250kVA transformer to ensure power for fire safety, public lighting, and elevators.

Power for the Leased Property Unit:	Connection of 220V three-phase power to the unit’s switch box (equipped with a main switch); office area power at 100w/m². From the main incoming switch box onward, Party A has completed the installation and construction of the power supply and lighting systems.

Weak Current:	Telephone and television services to be arranged by the user.

Audio System:	Emergency broadcast system for fire safety in common areas.

Security in Common Areas:	Closed-circuit television monitoring system in common areas.